EXTENSION AGREEMENT OUTLINE

Dear Mr. Miller,

On various dates Indigo-Energy, Inc. (IDGG) entered into a series of Promissory Notes (Notes) with you and Carr Miller Capital for various amounts.

We are presently in default on a number of those Notes and one of the Notes (Note V) has a Late Payment Penalty provision incurring monthly charges paid in stock. Words cannot adequately express our appreciation for your patience awaiting receipt of payment and continued confidence in our Company.

Although we continue to develop opportunities on many fronts, we are facing another quarter end reporting period and, although our hopes remain high to get you paid, we cannot with any certainty project a date for such payment.

Our SEC reporting requirements as a fully reporting public company includes significant additional time and expense accounting for certain provisions of your Note. One such provision is for a conversion option that we granted with the Note that allowed you to convert the Principal and Interest at a 20% discount to market into Company stock.

In an effort to bring order to our obligations and our account current with you, we are requesting an extension of all of the due dates until 12-31-2008 to give the Company breathing space to try to structure a payout plan for all the creditors and Note holders. This requires your acknowledgement not later than September 30, 2008 per the attached Extension Agreement.

Under the terms of this Extension Agreement we will continue to accrue interest on your Notes at the stated rate of each Note until paid, and intend to pay this full amount including all late charges (except the Late Payment Provision in Note V) and interest at the first possible opportunity but cannot guaranty when, if ever this Note will be repaid.

As a combined “thank you” for your past patience, for granting IDGG an extension on your Notes until December 31, 2008, and for cancelling your Conversion Option contained in your Notes, and for waiving the Late Payment Provision contained in Note V, we are granting you 6,104,445 shares (EXTENSION SHARES) in consideration of your Notes extension. This calculation is predicated upon paying you a bonus of one share for each dollar invested for each 90 day period beyond your due date through September 30, 2008. We then took that number and DOUBLED it for granting an extension through December 31, 2008.

This will accomplish three things-
1-	The EXTENSION SHARES are yours to keep- even if we pay you prior to December 31, 2008; it is your payment for granting the extension.
2-	IDGG will save a tremendous amount of resources and expense in auditing, review, and accounting fees.
3-	IDGG gets to “cure” its default on its Notes to you, thereby improving its filing declarations and Company’s status in the eyes of investors and shareholders.

So, to be clear, by signing and returning the Extension Agreement below, you:
o	Accept the issuance of TOTAL SHARES in your name to be issued with the usual 144 restriction and mailed directly to you from the stock transfer agent at the address on the appropriate Agreement. and:
▪	You waive the Conversion Option provision contained in your signed original Notes.
▪	You hereby agree to extend the Payment Date of the Notes until December 31, 2008.
▪	You waive the Late Payment Provisions of Note V.
▪	You agree to the accrual of all interest payments until 12-31-2008.

MUST BE RECEIVED BY SEPTEMBER 30, 2008 OR OFFER IS WITHDRAWN

PLEASE FAX THIS SIGNED AGREEMENT TO:  702-463-8528
OR  MAIL TO:
Indigo-Energy, Inc.
701 N. Green Valley Pkwy
Suite 200
Henderson, NV 89074

Upon receipt, we will countersign this Settlement or Extension Agreement and return a copy to you via mail

PROMISSORY NOTE EXTENSION- Carr Miller Capital

Initial Notes:
Note #	Date	Due Date	Principal	Extension Bonus (shares)
I	11-19-2007	5-20-2008	$300,000	1,020,000
II	1-21-2008	7-24-2008	$380,000	776,889
III	3-6-2008	9-10-2008	$500,000	1,022,222
IV	4-11-2008	10-11-2008	$120,000	458,667
V	4-24-2008	8-25-2008	$500,000	1,022,222
VI	6-11-2008	12-11-2008	$100,000	246,667
VII	7-11-2008	1-11-2009	$400,000	720,000
VIII	7-22-2008	1-22-2009	$500,000	777,778
IX	9-3-2008	3-3-2009	$100,000	60,000
X	10-1-2008	4-1-2009	$150,000

Extension Terms
The Maker hereby agrees to extend the Due Date of the Initial Notes (described above) to December 31, 2008 (Extension Due Date) for an additional consideration of:
1-
Six Million One Hundred Four Thousand Four Hundred Forty Five (6,104,445) additional shares of 144 restricted common stock of the Borrowers, said stock to be issued within 30 days of signing of this Promissory Note Extension.

2-	Interest to be extended to the revised Extension Due Date at 20%.
3-	The provisions of the Conversion Option feature of the Initial Note is terminated.
4-	The Late Payment Penalty Provision of Note V is waived.
5-	The interest due will be accrued until 12-31-2008.
6-	Except as set forth under these Extension Terms, all other terms of the Initial Note shall remain unchanged and continue in full force and effect.
7-
The Investor has been given access to Indigo’s 10K for the year ended December 31, 2007 and the 10Q for the quarter ended June 30, 2008 and has had the opportunity to ask any questions that it desires of Indigo’s President and Chief Financial Officer with regard to Indigo’s financial condition. The Investor specifically acknowledges that no representations have been made to him regarding any potential funding for Indigo including, but not limited to, the proposed funding agreements with IFC, and BJ Petro that have been disclosed in Indigo’s public filings.

Accepted by INVESTOR as individuals:

Everett Miller, Principal, Carr Miller Capital LLC	Date

Address- where to send the stock certificate (PLEASE print)

City, State, ZIP Received and Acknowledged Indigo-Energy, Inc.:

Signed, Title	Date